Bristow Group Inc. NEWS RELEASE Bristow Group Announces Planned Retirement of Chief Operating Officer, Government Services HOUSTON, April 20, 2026 — Bristow Group Inc., (NYSE: VTOL), the global leader in innovative and sustainable vertical flight solutions, today announced that Alan Corbett, Chief Operating Officer, Government Services, has informed the Company of his intention to retire at the end of this year. Corbett will remain in his role through the appointment of a successor and will support a structured leadership transition. “Alan’s leadership has been instrumental in strengthening and growing our Government Services business,” said Chris Bradshaw, Bristow President and Chief Executive Officer. “Under his direction, we secured important long-term contracts and reinforced the Company’s position as a trusted partner to government agencies. We are grateful for Alan’s commitment and the lasting impact he has made on Bristow, and we wish him the very best in his retirement.” Corbett joined Bristow in 2014 and has held several senior leadership positions across the Company’s international operations, including Region Director of the Europe Business Unit, Region Director of the Europe Caspian Region, Vice President of EAMEA, and Senior Vice President for Europe, Africa, Middle East, Asia, and Search and Rescue. He was appointed to his current role of Chief Operating Officer, Government Services, in February 2023. During his tenure, Corbett played a significant role in expanding the Company’s Government Services portfolio. Under his leadership, Bristow secured major long-term contracts including the UK Search and Rescue Second-Generation program, the Irish Coast Guard contract, and the Netherlands and Dutch Caribbean Coast Guard programs. The Company has initiated a comprehensive global search process with an experienced, international executive search firm to support the effort. About Bristow Group Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. We primarily provide aviation services to a broad base of offshore energy companies and government entities. Our aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed-wing transportation, unmanned systems and ad hoc helicopter services. Our energy customers charter our helicopters primarily to transport personnel to, from and between onshore bases and offshore production platforms, drilling rigs and other installations. Our government customers primarily outsource SAR activities whereby we operate specialized helicopters and provide highly trained personnel. Our other services include fixed- Exhibit 99.1 wing transportation services through a regional airline in Australia and dry-leasing aircraft to third-party operators in support of other industries and geographic markets. Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Ireland, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad and Tobago, the United Kingdom (“UK”) and the United States (“U.S.”). To learn more, visit our website at www.bristowgroup.com. Media Bristow Group Inc. global.communications@bristowgroup.com